Exhibit 99.1
                     NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 551-206-8104

Champions Oncology Reports Record Quarterly Revenue of $11.3 Million

Hackensack, NJ – September 13, 2021 – Champions Oncology, Inc. (Nasdaq: CSBR), leaders in transformative technology solutions utilized in drug discovery and development, today announced its financial results for its first quarter of fiscal 2022, ended July 31, 2021.

First Quarter and Recent Highlights:

•Record quarterly revenue of $11.3 million, an increase of 18% year over year
•Reported non-GAAP income from operations, excluding stock-based compensation, depreciation and amortization, of $422,000
•Validated 6 therapeutic discovery targets

Ronnie Morris, CEO of Champions, commented, “On our year-end earnings call, we outlined the transformative strategic vision for Champions with the expansion of our services to include a Software as a Service ("SaaS") business and therapeutic target discovery platform. During the first quarter, we continued executing that strategy as we added new users to our SaaS platform and by advancing our therapeutic targets through the development pipeline.”

David Miller, CFO of Champions, added, “During Q1 2022, we hit another quarterly revenue record surpassing $11 million for the first time. Operating income excluding stock compensation and depreciation expenses exceeded $400,000 even as we ramped up our R&D investment to support our new strategic initiatives.”

First Fiscal Quarter Financial Results

For the first quarter of fiscal 2022, revenue increased 17.9% to $11.3 million compared to $9.5 million for the first quarter of fiscal 2021. The increase in revenue was due to a continued increase in sales,

Exhibit 99.1
both in number and size of studies, and the expansion of our platforms and business lines. Total costs and operating expenses for the first quarter of fiscal 2022 were $11.4 million compared to $9.5 million for the first quarter of fiscal 2021, an increase of $1.9 million or 20.0%.

For the first quarter of fiscal 2022, Champions reported a loss from operations of $175,000, including $280,000 in stock-based compensation and $317,000 in depreciation and amortization expenses, compared to income from operations of $24,000, inclusive of $120,000 in stock-based compensation and $277,000 in depreciation and amortization expenses, in the first quarter of fiscal 2021. Excluding stock-based compensation, depreciation and amortization expenses, Champions reported non-GAAP income from operations of $422,000 for the first quarter of fiscal 2022 compared to non-GAAP income from operations of $421,000 in the first quarter of fiscal 2021.
Cost of oncology solutions was $5.4 million for the three-months ended July 31, 2021, an increase of $60,000, or 1.1% compared to $5.3 million for the three-months ended July 31, 2020. For the three- months ended July 31, 2021, gross margin was 52.0% compared to 44.1% for the three-months ended July 31, 2020. The nominal increase in cost of sales was primarily due to reducing our reliance on outsourcing lab work by performing the work internally. The associated cost reduction offset the increase in compensation and lab supply expenses resulting from the increase in study volume. The nominal increase in cost of sales on revenue growth of $1.7 million led to the improvement in gross margin.

Research and development expense for the three-months ended July 31, 2021 was $2.3 million, an increase of $707,000 or 44.3%, compared to $1.6 million for the three-months ended July 31, 2020. The increase was primarily from compensation and lab supplies as we increased investment in our therapeutic discovery platforms. Sales and marketing expense for the three-months ended July 31, 2021 was $1.6 million, an increase of $366,000, or 30.3%, compared to $1.2 million for the three-months ended July 31, 2020. The increase was primarily due to compensation expense driven by the continued investment in expanding our business development team, including the addition of a dedicated SaaS business development team for our Lumin Bioinformatics platform. General and administrative expense for the three-months ended July 31, 2021 was $2.2 million, an increase of $772,000, or 55.9%, compared to $1.4 million for the three-months ended July 31, 2020. The increase was primarily due to an increase in compensation, which included $123,000 of additional stock compensation expense, as well as an increase in IT related expenses and depreciation and amortization.
Net cash provided by operating activities was $216,000 for the three-months ended July 31, 2021.The cash generated from operating activities was primarily due to operating income excluding stock compensation, depreciation and amortization expenses.

The Company ended the quarter with a strong cash position of $4.0 million. The Company has no debt.

Conference Call Information:
The Company will host a conference call today at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss its first quarter financial results. To participate in the call, please call 844-602-0380 (domestic) or 862-298-0970 (international) ten minutes ahead of the call and give the verbal reference "Champions Oncology."
Full details of the Company’s financial results will be available by Tuesday, September 14, 2021 in the Company’s Form 10-Q at www.championsoncology.com.
* Non-GAAP Financial Information

Exhibit 99.1
See the attached Reconciliation of GAAP net income (loss) to Non-GAAP net income for an explanation of the amounts excluded to arrive at Non-GAAP net income and related Non-GAAP earnings per share amounts for the three months ended July 31, 2021 and 2020. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net income and Non-GAAP earnings per share are not, and should not, be viewed as a substitute for similar GAAP items. Champions defines Non-GAAP dilutive earnings per share amounts as Non-GAAP net earnings divided by the weighted average number of diluted shares outstanding. Champions’ definition of Non-GAAP net earnings and Non-GAAP diluted earnings per share may differ from similarly named measures used by other companies.

About Champions Oncology, Inc.

Champions Oncology is a data-driven research organization, with headquarters in the United States, that leverages an oncology research center of excellence to develop transformative technology and accelerate oncology research and development. This technology ranges from computational-based discovery platforms, unique oncology software solutions, and innovative and proprietary experimental tools such as in vivo, ex-vivo and biomarker platforms. For more information, please visit www.ChampionsOncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2021 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)

Reconciliation of GAAP to Non-GAAP Net Income (Unaudited)

	Three Months Ended July 31,
	2021	2020
Net income (loss) - GAAP	$(172)	$75
Less:
Stock-based compensation	280	120
Net income - Non-GAAP	$108	$195

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended July 31,
	2021	2020
EPS – GAAP, basic	$(0.01)	$0.01
Less:
Effect of stock-based compensation on EPS	0.02	0.01
EPS - Non-GAAP, basic	$0.01	$0.02

	Three Months Ended July 31,
	2021	2020
EPS – GAAP, diluted	$(0.01)	$0.01
Less:
Effect of stock-based compensation on EPS	0.02	0.01
EPS - Non-GAAP, diluted	$0.01	$0.02

Unaudited Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended July 31,
	2021	2020
Oncology services revenue	$11,253	$9,547
Cost of oncology services	5,396	5,336
Research and development	2,304	1,597
Sales and marketing	1,574	1,208
General and administrative	2,154	1,382
Income (loss) from operations	(175)	24
Other income	17	64
Income (loss) before provision for income taxes	(158)	88
Provision for income taxes	14	13
Net income (loss)	$(172)	$75

Net income (loss) per common share outstanding
basic	$(0.01)	$0.01
and diluted	$(0.01)	$0.01

Weighted average common shares outstanding
basic	13,401,929	12,727,275
and diluted	13,401,929	14,231,641

Condensed Consolidated Balance Sheets

	July 31, 2021	April 30, 2021
	(unaudited)
Cash	$3,998	$4,687
Accounts receivable, net	7,733	6,986
Other current assets	864	957
Total current assets	12,595	12,630

Operating lease right-of-use assets, net	8,329	8,521
Property and equipment, net	6,763	6,090
Other long term assets	86	15
Goodwill	335	335
Total assets	$28,108	$27,591

Accounts payable and accrued liabilities	$5,326	$4,125
Current portion of operating lease liabilities	854	818
Other current liabilities	15	—
Deferred revenue	5,481	6,256
Total current liabilities	11,676	11,199

Non-current operating lease liabilities	8,652	8,783
Other Non-current Liability	242	181
Total liabilities	20,570	20,163

Stockholders’ equity	7,538	7,428
Total liabilities and stockholders’ equity	$28,108	$27,591

Unaudited Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended July 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$(172)	$75
Adjustments to reconcile net income to net cash provided by operations:
Stock-based compensation expense	280	120
Operating lease right-of use assets	245	(67)
Depreciation and amortization expense	317	277
Gain on termination of operating lease	—	(75)
Net gain on disposal of equipment	(4)	—
Allowance for (reversal of) doubtful accounts	78	(6)
Changes in operating assets and liabilities	(528)	(1,039)
Net cash provided by operating activities	216	(715)

Cash flows from investing activities:
Purchases of property and equipment	(907)	(718)
Refund of security deposit	—	92
Net cash used in investing activities:	(907)	(626)

Cash flows from financing activities:
Proceeds from the exercise of stock options	2	—
Finance lease payments	—	(58)
Net cash provided by financing activities:	2	(58)

Net increase (decrease) in cash	(689)	(1,399)
Cash at beginning of period	4,687	8,342
Cash at the end of period	$3,998	$6,943

Non-cash investing activities:
Right-of-use assets obtained in exchange for operating lease liabilities	—	3,872
Equipment acquired in accounts payable	79	—